Exhibit 99.1

News Release
General Inquiries: (877) 847-0008 www.sanchezmidstream.com

Sanchez Midstream Partners Reports

Third Quarter 2017 Operating and Financial Results

HOUSTON--(GLOBE NEWSWIRE)--Nov. 14, 2017--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today reported third quarter 2017 results.  Highlights from the report include:

•

The Partnership has declared a third quarter 2017 cash distribution on common units of $0.4508 per unit ($1.8032 per unit annualized), which represents the eighth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.2 percent annualized rate of increase;

•	The SECO Pipeline was completed in August, with a partial quarter of operations reflected in third quarter 2017 results;
•

The Raptor Gas Processing Facility expansion project, completed after the end of the third quarter 2017, recently increased the facility’s processing capacity from 200 million cubic feet per day (‘’MMcfe/d”) of natural gas to 260 MMcfe/d;

•

With the SECO Pipeline and the Raptor Gas Processing Facility expansion projects now complete, the Partnership has funded the vast majority of its 2017 capital spending and expects to generate free cash flow in the fourth quarter 2017;

•

In addition to closing the sale of its remaining operated Oklahoma production assets in July 2017 for approximately $5.5 million, the Partnership closed the sale of non-core, non-operated production assets in Texas for approximately $6.3 million on Nov. 13, 2017;

•

The Partnership reported net income of $3.8 million for the third quarter 2017, which compares to net income of $0.6 million in the second quarter 2017, and Adjusted EBITDA (a non-GAAP financial measure) of $17.8 million for the third quarter 2017, up approximately 16 percent when compared to the second quarter 2017; and

•	The Partnership’s third quarter 2017 cash available for distribution was $6.4 million.

MANAGEMENT COMMENTARY

“The Partnership’s third quarter 2017 results reflect the successful culmination of years of strategic planning and investment in South Texas,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “The Raptor Gas Processing Facility, a 50 percent joint venture with Targa Resources Corp. (“Targa”) that was conceived in 2015, had its first full quarter of operations and was consistently operating at or near its capacity by the end of the quarter.  During the third quarter 2017, we also completed construction of our wholly owned SECO Pipeline, which started delivering dry gas to multiple markets in South Texas beginning in August 2017.  These midstream assets, along with the Carnero Gathering Line and Western Catarina Midstream system, provide a stable stream of fee-based cash flows to the Partnership, form the basis of our midstream growth strategy in South Texas, and complete our transformation to a midstream-focused master limited partnership.

“As Targa recently announced, expansion of the Raptor Gas Processing Facility from 200 MMcfe/d to 260 MMcfe/d of processing capacity was completed after the end of the third quarter 2017.  We anticipate that the utilization of the higher capacity will positively impact the Partnership’s fourth quarter 2017 operating results.  More importantly, with the SECO Pipeline and the Raptor Gas Processing Facility expansion project now complete, the Partnership has funded the vast majority of its 2017 capital spending and expects to generate free cash flow in the fourth quarter 2017.

“In conjunction with our focus on midstream activities, we continued to divest certain of our non-core production assets in the third quarter 2017.  In July 2017, we closed the sale of our remaining operated Oklahoma production assets for approximately $5.5 million.  More recently, on Nov. 13, 2017, we closed the sale of certain non-operated production assets in Texas for approximately $6.3 million.  In anticipation of closing the latest sale, we repositioned certain of our oil and natural gas hedges during the third quarter 2017 and, in the process, received $3.6 million in net proceeds from the counterparties on those hedges. With the increase in operating margins from midstream activities, we anticipate that the asset sales will have no impact on our borrowing capacity, which is currently based on lender commitments totaling $200 million.

“Given the transitional nature of our business in the early part of this year, during which a number of key projects were in various phases of completion, we fully anticipated the first half of 2017 would be challenging in terms of our use of capital resources and financial results.  While we have successfully completed several projects and divestitures since the middle of this year, the third quarter 2017 was not without its challenges.  Operationally, we faced unprecedented levels of rainfall and flooding along the Gulf Coast, due to Hurricane Harvey, as well as major flooding from localized storms in the Western Eagle Ford late in the quarter.    Notwithstanding, since the first quarter of 2017 we have grown our quarterly Adjusted EBITDA by approximately 68 percent, or roughly $7.2 million.  With the additional cash flow expected from the Raptor Gas Processing

Facility expansion and SECO Pipeline, we currently forecast a distribution coverage ratio in excess of 1.0x in the fourth quarter 2017.

“Additionally, our South Texas assets are strategically positioned to capture upside related to production from the Comanche and Catarina assets operated by Sanchez Energy Corporation (“Sanchez Energy”), and we anticipate greater volumes through our midstream facilities in the years to come.  We continue to evaluate opportunities to secure additional midstream capacity to accommodate production from the Comanche asset, and look forward to growing along with Sanchez Energy as they continue to execute their strategy in the Western Eagle Ford.”

Operating and Financial Results

The Partnership’s revenue totaled $18.6 million during the third quarter 2017.  Included in total revenue for the third quarter 2017 is revenue from the Western Catarina Midstream system of $14.2 million and $6.0 million from production activities.  The balance of the Partnership’s third quarter 2017 total revenue came from hedge settlements ($5.3 million, which includes $3.6 million related to hedge repositioning in August 2017) and a loss on mark-to-market activities ($7.0 million), which is a non-cash item.

Total operating expenses during the third quarter 2017 totaled $15.5 million, which includes $2.8 million in operating expenses related to the Western Catarina Midstream system and $1.9 million in production-related operating expenses and taxes.  Third quarter 2017 general and administrative and unit based compensation expenses of $6.2 million include $2.1 million in unit-based asset management fees, which is a non-cash item.

On a GAAP basis, the Partnership recorded net income of $3.8 million for the third quarter 2017, which compares to net income of $0.6 million in the second quarter 2017.  Adjusted EBITDA (a non-GAAP financial measure) for the third quarter 2017 was approximately $17.8 million, which is up approximately 16 percent when compared to the second quarter 2017 Adjusted EBITDA of $15.3 million.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

liquidity Update

As of Sept. 30, 2017, the Partnership had $189 million in debt outstanding under its credit facility, which had a borrowing base of $215.6 million and an elected commitment amount of $200 million.  With the increase in operating margins from midstream activities, the Partnership anticipates that its sale of operated and non-operated production assets during the quarter will have no impact on its borrowing capacity, which is currently based on lender commitments totaling $200 million.

The Partnership had approximately $0.4 million in cash and cash equivalents at Sept. 30, 2017.

HEDGE UPDATE

For the period Oct. 1, 2017 through Dec. 31, 2017, the Partnership has hedged approximately 0.12 billion cubic feet of its natural gas production at an effective NYMEX fixed price of approximately $3.79 per million British thermal units and approximately 65 thousand barrels of its crude oil production at an effective NYMEX fixed price of approximately $59.83 per barrel.  The Partnership has additional hedges covering a portion of its production in 2018 through 2020.  More information on the Partnership’s hedge positions can be found in the SNMP Investor Presentation posted at www.sanchezmidstream.com.

COMMON UNITS

The Partnership had 14,778,192 common units issued and outstanding as of Nov. 14, 2017.

DISTRIBUTIONS

On Nov. 7, 2017, the Partnership declared a third quarter 2017 cash distribution on its common units of $0.4508 per unit ($1.8032 per unit annualized), which represents the eighth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units, for a 6.2 percent annualized rate of increase.  The Partnership also declared a third quarter 2017 distribution to the holders of its Class B preferred units equal to $0.28225 per Class B preferred unit.

Based on third quarter 2017 Adjusted EBITDA of $17.8 million, cash interest expense of $2.0 million, maintenance capital of $0.6 million, and $8.8 million in preferred distributions, the Partnership generated approximately $6.4 million in cash available for distribution during the third quarter 2017.

Conference Call information

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Tuesday, Nov. 14, 2017 to discuss third quarter 2017 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (844) 824-3837 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The international phone number is (412) 317-5161.  Callers should request the “Sanchez Midstream Partners Third Quarter 2017 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezmidstream.com) under the Investor Relations page.  A replay will be available approximately one hour after the call through Nov. 21, 2017, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time). The replay may be accessed by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International), and referencing the replay passcode: 10113660.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

Non-GAAP Measures

We present Adjusted EBITDA and Cash available for distribution, non-GAAP financial measures, in addition to our reported net income (loss), the most comparable GAAP financial measure, in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.  For a reconciliation of Cash available for distribution to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.

Adjusted EBITDA and Cash available for distribution are significant performance metrics used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA and Cash available for distribution are also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

We believe that the presentation of Adjusted EBITDA and Cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA and Cash available for distribution is net income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Cash available for distribution should not be considered as an alternative to GAAP net income (loss). Adjusted EBITDA and Cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income. Adjusted EBITDA and Cash available for distribution should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and Cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. For reconciliations of Adjusted EBITDA and Cash available for distribution to net income (loss), the most comparable GAAP financial metric, please see the tables below.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; the Partnership’s well-positioned assets in the Eagle Ford Shale; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.

Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Midstream Partners GP LLC

(877) 847-0009

Sanchez Midstream Partners LP
Condensed Consolidated Statements of Operations
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	($ in thousands)

Oil, liquids, and gas sales	$ 11,362	$ 13,395	$ 30,984	$ 37,091
Gathering and transportation sales	14,234	12,997	39,621	41,130
Gain (loss) on mark-to-market activities	(7,000)	(6,538)	(1,173)	(22,852)
Total revenues	18,596	19,854	69,432	55,369

Operating expenses:
Lease operating expenses	1,735	2,767	10,599	11,918
Transportation operating expenses	2,661	3,111	8,989	9,179
Cost of sales	—	99	77	292
Production taxes	340	290	1,166	837
General and administrative	5,614	6,286	17,576	16,983
Unit-based compensation expense	631	90	1,951	1,619
(Gain) loss on sale of assets	(2,546)	219	(2,546)	219
Depreciation, depletion and amortization	6,899	7,507	28,017	20,824
Asset impairments	—	—	4,688	1,309
Accretion expense	149	271	647	901
Total operating expenses	15,483	20,640	71,164	64,081

Other expenses (income):
Interest expense	2,215	1,543	5,994	3,545
Gain on embedded derivatives	—	(30,012)	—	(43,204)
Earnings from equity investments	(2,873)	(1,124)	(4,397)	(1,136)
Other income	—	—	—	(49)
Total expenses, net	14,825	(8,953)	72,761	23,237
Income (loss) before income taxes	3,771	28,807	(3,329)	32,132
Income tax expense	—	—	—	—
Net income (loss)	3,771	28,807	(3,329)	32,132
Less:
Preferred unit distributions paid in common units	—	—	(2,625)	—
Preferred unit distributions	(8,750)	(12,250)	(24,500)	(29,750)
Preferred unit amortization	(463)	(6,608)	(1,300)	(20,379)
Net income (loss) attributable to common unitholders	$ (5,442)	$ 9,949	$ (31,754)	$ (17,997)

Adjusted EBITDA	$ 17,751	$ 14,851	$ 43,623	$ 42,997

Net income (loss) per unit
Common units - Basic	$ (0.38)	$ 2.49	$ (2.29)	$ (5.06)
Common units - Diluted	$ (0.38)	$ 1.21	$ (2.29)	$ (5.06)
Weighted Average Units Outstanding
Common units - Basic	14,313,999	3,998,209	13,888,057	3,556,675
Common units -Diluted	14,313,999	23,771,370	13,888,057	3,556,675

Sanchez Midstream Partners LP
Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
	2017	2016
	($ in thousands)

Current assets	$ 12,330	$ 14,765
Midstream and production assets, net	221,749	222,820
Other assets	299,605	302,120
Total assets	$ 533,684	$ 539,705

Current liabilities	$ 7,233	$ 9,443
Long-term debt, net of debt issuance costs	187,686	151,322
Other long-term liabilities	11,867	19,205
Total liabilities	206,786	179,970

Mezzanine equity	343,416	342,991

Partners' capital (deficit)	(16,518)	16,744
Total partners' capital (deficit)	(16,518)	16,744
Total liabilities and partners' capital	$ 533,684	$ 539,705

Sanchez Midstream Partners LP
Reconciliation of Net Income (Loss) to Adjusted
EBITDA and Cash Available for Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)

Reconciliation of Net Income (loss) to Adjusted
EBITDA and Cash Available for Distribution
Net income (loss)	$ 3,771	$ 28,807	$ (3,329)	$ 32,132
Add:
Interest expense, net	2,215	1,543	5,994	3,545
Depreciation, depletion and amortization	6,899	7,507	28,017	20,824
Asset impairments	—	—	4,688	1,309
Accretion expense	149	271	647	901
(Gain) loss on sale of assets	(2,546)	219	(2,546)	219
Unit-based compensation programs	631	90	2,648	1,619
Unit-based asset management fees	2,103	1,991	6,478	4,903
Distributions in excess of equity earnings	517	1,094	2,288	1,094
Loss on mark-to-market activities	7,000	6,538	1,173	22,852
Commodity derivatives settled early	(3,602)	(3,197)	(3,602)	(3,197)
Gain on embedded derivatives	—	(30,012)	—	(43,204)
Acquisition and divestiture costs	614	—	1,167	—
Adjusted EBITDA (1)	17,751	14,851	43,623	42,997

Maintenance capital expenditures(2)	(600)	(600)	(1,800)	(1,800)
Cash interest expense	(2,013)	(1,290)	(5,394)	(2,792)
Preferred unit distributions	(8,750)	(12,250)	(24,500)	(29,750)
Cash available for distribution	$ 6,388	$ 711	$ 11,929	$ 8,655

(1) To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

(2) Represents estimated maintenance capital expenditures attributable to our controlling interest in our midstream and production assets. Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Sanchez Midstream Partners LP
Reconciliation of Net Income (Loss) to
Adjusted EBITDA	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2017	2017	2017
	($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$ (7,659)	$ 559	$ 3,771
Add:
Interest expense, net	1,883	1,896	2,215
Depreciation, depletion and amortization	12,181	8,937	6,899
Asset impairments	4,688	—	—
Accretion expense	258	240	149
Gain on sale of assets	—	—	(2,546)
Unit-based compensation programs	540	1,479	631
Unit-based asset management fees	2,030	2,345	2,103
Distributions in excess of equity earnings	968	803	517
(Gain) loss on mark-to-market activities	(4,480)	(1,347)	7,000
Commodity derivatives settled early	—	—	(3,602)
Acquisition and divestiture costs	129	424	614
Adjusted EBITDA (1)	$ 10,538	$ 15,336	$ 17,751

(1) To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

Sanchez Midstream Partners LP
Operating Statistics
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Gathering and Transportation Throughput:
Oil (MBbls)	984	1,114	3,049	3,667
Gas (MMcf)	14,952	16,156	44,040	50,822
Total throughput (MBOE)(1)	3,476	3,807	10,389	12,137
Average daily throughput (BOE/D)	38	42	57	67

(1) Excludes water throughput.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Production in MBOE:
Total production (MBOE)	188	264	788	871
Average daily production (BOE/D)	2,043	2,870	2,886	3,179

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$ 60.39	$ 52.45	$ 39.44	$ 43.18
BOE Net realized price, excluding hedges (2)	$ 32.12	$ 23.63	$ 28.32	$ 20.00

(1) Excludes impact of mark-to-market gains (losses).

(2) Excludes the impact of all hedging  gains (losses).